Exhibit (a)(1)

                                PRESS RELEASE

                                                            February 21, 2008

     Mr. Ben Farahi is offering to purchase up to 25,000 units of limited partnership interests of Biggest Little Investments, L.P., a Delaware limited partnership, for $165 per unit in cash. Mr. Farahi filed a Schedule TO regarding this offer with the Securities and Exchange Commission on December 18, 2007. As set forth in the Schedule TO filed on December 18, 2007, the offer was set to expire at 12:00 midnight, New York City time, on January 30, 2008, unless extended by Mr. Farahi. Mr. Farahi subsequently extended the offering period until February 28, 2008, as set forth in the Schedule TO Amendment No. 1 filed with the Securities and Exchange Commission on January 30, 2008. This press release is being issued to disclose that, as of January 30, 2008, 5,439 units had been tendered to Mr. Farahi. This press release is attached as Exhibit (a)(1) to the Schedule TO Amendment No. 2 filed with the Securities and Exchange Commission on February 21, 2008.